Exhibit (e)(1)(a)

CONFIDENTIAL

AMENDMENT 7

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 14, 2021 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	IndexIQ ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		INDEXIQ ETF TRUST

By:	/s/ Stephen Kyllo	By:	/s/ Jonathan Zimmerman

Name:	Stephen J. Kyllo	Name:	Jonathan Zimmerman

Title:	Senior Vice President & Director	Title:	Executive Vice President

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A to Exhibit 1 of the Agreement is hereby deleted in its entirety and replaced with the following new APPENDIX A:

APPENDIX A

List of Funds

As of the Effective Date1

Active Funds
IQ Hedge Multi-Strategy Tracker ETF
IQ Hedge Macro Tracker ETF
IQ Hedge Market Neutral Tracker ETF
IQ Real Return ETF
IQ Merger Arbitrage ETF
IQ Global Resources ETF
IQ U.S. Real Estate Small Cap ETF
IQ Hedge Long/Short Tracker ETF
IQ Hedge Event-Driven Tracker ETF
IQ 50 Percent Hedged FTSE International ETF
IQ S&P High Yield Low Volatility Bond ETF
IQ Chaikin U.S. Small Cap ETF
IQ Chaikin U.S. Large Cap ETF
IQ 500 International ETF
IQ Candriam ESG US Equity ETF
IQ Candriam ESG International Equity ETF
IQ Healthy Hearts ETF
IQ Engender Equality ETF
IQ Cleaner Transport ETF
IQ Clean Oceans ETF
IQ U.S. Large Cap R&D Leaders ETF
IQ U.S. Mid Cap R&D Leaders ETF
IQ Global Equity R&D Leaders ETF

       Non-Active Funds

IQ Chaikin U.S. Dividend Achievers ETF
IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF

[1]	For purposes of this Exhibit A:
	a)	“Active Funds” refers to those Funds that are operational as of the date of the Appendix and for which the Distributor has agreed to provide the services set forth in the Distribution Agreement; and
	b)	“Non-Active Funds” refers to those Funds that are not operational as of the date of the Appendix and for which the Distributor does not currently provide services. Upon a Non-Active Fund becoming operational, it shall be deemed an Active Fund, unless otherwise agreed to by the parties.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.